                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004



                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report
   (Date of earliest event reported) March 24, 1995
                                     --------------




                          GENERAL MOTORS CORPORATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
- ----------------------------   -----------------------    -----------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




    767 Fifth Avenue, New York, New York                     10153-0075
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
- --------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5.  OTHER EVENTS

     (a) The description of Legal Proceedings relating to the Corporation is amended to include the following:

     On March 24, 1995, a purported nationwide class action, CHRISTIAN P. AMEDEE v. GENERAL MOTORS CORPORATION AND R.M. GARRARD, INC., was filed in the Civil District Court for the Parish of Orleans, State of Louisiana.
The complaint alleges the paint or the paint application process used by GM on vehicles produced at several GM manufacturing plants in North America was defective causing the paint to delaminate when exposed to ultraviolet sunlight and prematurely deteriorate, peel, and chip because of the conscious omission of the surfacer layer primer of paint. Plaintiffs seek unspecified compensatory damages for cost of repairs and diminished value to the vehicles, punitive damages, and injunctive relief.

                                     * * *

     With respect to the previously reported appeal to the U.S. Third Circuit Court of Appeals filed by certain objectors to the final approval by the Pennsylvania Federal court of the nationwide class action settlement of the consolidated C/K pickup truck class actions, a decision was issued on April 17, 1995. The Court of Appeals vacated the court approval of the settlement, ruling that the settlement class was not properly certified and that the district court had not properly made the required findings to approve the settlement as fair, reasonable, and adequate. The case will be returned to the trial court for further proceedings. No determination on the merits was made by the Court of Appeals. GM believes that the ruling is incorrect and is evaluating whether to seek further review.

                                     * * *

     (b) On April 20, 1995, a news release was issued on the subject of quarterly earnings. The content of the news release was as follows:

     General Motors Corporation reported today that 1995-first-quarter consolidated net income totaled a record $2.2 billion, or $2.51 per share of GM $1-2/3 par value common stock. That represents an improvement of $1.3 billion, compared with the year-ago period. First-quarter-1994 results included the $758-million after-tax unfavorable effect of the SFAS No. 112 accounting change, or $1.05 per share. The non-cash charge was primarily related to GM's extended-disability benefit program in the United States.
     "Our performance in the first quarter reflects positive contributions from all of GM's major business sectors with particularly strong results from our automotive sectors," GM Chief Executive Officer and President John
F. Smith, Jr., said.
     GM's overall financial performance in the first quarter of 1995 was a first-quarter record. Net income was the highest for any quarter in GM's history.
     The corporation's net-profit margin, with GMAC on an equity basis, increased to 5.5 percent in the first quarter of 1995 - GM's best net-profit-margin performance since the second quarter of 1984.
     Smith said significant highlights of first-quarter-1995 results from the automotive sectors included the following. (See additional information in sections detailing individual sector results, and "Highlights," including restated sector results for 1994.)

     - North American Operations (NAO) net income totaled $1.1 billion, compared with a loss of $199 million in the first quarter of 1994. Financial results for Delphi Automotive Systems are included in the NAO financial data.
     - International Operations (IO) reported net income of $522 million, versus $385 million a year ago.

     Highlights of results for the first quarter of 1995 reported by GM's major subsidiaries yesterday, included:

     - Hughes Electronics Corporation earned $269 million, compared with $282 million in the prior-year period.
     - General Motors Acceptance Corporation (GMAC) reported net income of $255 million, compared with $217 million in the first quarter of 1994.
     - Electronic Data Systems Corporation (EDS) reported record first-quarter earnings of $197 million, compared with $172 million in the same period last year.

     The corporation's overall performance in the first quarter of 1995 included the following factors:

     - The corporation's pre-tax income (with GMAC on an equity basis) was $3.0 billion, compared with $2.1 billion in the first quarter of 1994.
     - The first-quarter-1995 effective income-tax rate (with GMAC on an equity basis) was 38.3 percent, compared with 33.3 percent in the comparable 1994 period. The tax rate in the first quarter of 1994 was favorably affected by lower taxes on GM's non-U.S. operations.
     - GM contributed more than $8 billion to its U.S. pension plans during the first quarter of 1995. The $1.8 billion in cash contributions, along with 173 million shares of GM Class E common stock valued at $6.3 billion, brought the corporation's total contributions to the plans to $15.7 billion since the beginning of 1994.

     "The GM team is continuing to demonstrate it has what it takes to get the job done," Smith said. "Overall, we're pleased with our first-quarter results, but we know that we're not finished. We have aggressive goals for the future in all of our business sectors, and we remain sharply focused on achieving them."
     Smith said, "The success of our products in the global marketplace is the obvious key to our long-term financial success. We're very pleased that every one of our all-new cars and trucks introduced around the globe is a solid marketplace success."
     During the first quarter of 1995, GM dealers delivered 1,990,000 cars and trucks worldwide, resulting in a 16.0-percent worldwide market share.

GM CONSOLIDATED FINANCIAL DATA
     GM's consolidated net income for the first quarter of 1995 totaled $2.2 billion, or $2.51 per share of GM $1-2/3 par value common stock. That compares with net income of $854 million, or $0.81 per share, in the first quarter of 1994.
     First-quarter-1994 results included the unfavorable $758-million after-tax effect of the SFAS No. 112 accounting change.

     GM's 1995-first-quarter sales and revenues totaled $43.3 billion - an increase of 15.4 percent compared with the comparable period last year, and an all-time quarterly record.
     The corporation's liquidity position remained strong in the first quarter of 1995. Cash and marketable securities, with GMAC on an equity basis, totaled $10.3 billion at March 31, 1995, compared with $9.5 billion at March 31, 1994, and $11.0 billion at Dec. 31, 1994.
     GM's gross-profit margin for the first quarter of 1995, with GMAC on an equity basis, was 19.0 percent, compared with 18.2 percent in 1994's first-quarter period.
     "The corporation's first-quarter-1995 net-profit margin was
5.5 percent, compared with 2.5 percent in the prior-year period - a positive step toward achieving our goal of at least a 5-percent-average annual net-profit margin over the automotive-business cycle," Smith said.
     Excluding the unfavorable effect of the SFAS No. 112 accounting change, the 1994-first-quarter net-profit margin was 4.7 percent.
     In the first quarter of 1995, worldwide wholesale vehicle sales totaled 2,296,000 units, 10.4 percent more than the first-quarter-1994 level of 2,080,000 units, reflecting increased sales in most regions.
     Following is a summary of GM business-sector financial performance for the first quarter of 1995 (see attached "Highlights" for additional details):

NORTH AMERICAN OPERATIONS (NAO)
     NAO, including GM's Delphi Automotive Systems, earned net income totaling $1.1 billion in the first quarter of 1995, an improvement of $1.3 billion, compared with the first quarter of 1994, when the net loss totaled $199 million. Excluding the one-time $705-million after-tax unfavorable effect of the SFAS No. 112 accounting change in the first quarter of 1994, net income for that period was $506 million, resulting in a year-to-year improvement in net income of $552 million.
     NAO's net-profit margin was 3.9 percent in the first quarter of 1995, compared with a net-loss margin of 0.8 percent in the prior-year period. Excluding the SFAS No. 112 accounting change, the net-profit margin was
2.1 percent in the first quarter of 1994.
     "The first-quarter results show that the NAO team made impressive progress in implementing its strategic plan to turn around our business in the most competitive automotive market in the world - North America," Smith said.
     "Despite these impressive results, a significant amount of work remains to be done in order to achieve our aggressive goals for NAO," Smith said. "We have not achieved the necessary competitive levels in our cost position, but we're making progress. We intend to maintain the momentum as we continue to implement our strategies designed to create total customer enthusiasm by being quick to market with high quality, stylish vehicles that represent outstanding value," he emphasized.
     "GM continued to move aggressively in the rate of quality improvement during the first quarter of 1995," Smith said. "Buyer surveys show that the quality and reliability of GM 1995-model cars and trucks continued to improve, and that customer satisfaction was at an all-time high. While the results show that our efforts are on the right track, we know we must keep a sharp focus on this key area."

     Smith said, "GM's new entries in the 1995-model lineup are hitting the mark with consumers. Chevrolet's Lumina and Monte Carlo models recorded their best-ever first-quarter sales during the first three months of the calendar year, with combined sales increasing 156 percent quarter to quarter over the previous comparable models.
     "Sales of the all-new Chevrolet Blazer and GMC Jimmy sport utility vehicles increased 30 percent and 46.2 percent, respectively, in the first quarter of 1995, compared with the same period last year," Smith said.
     GM vehicle deliveries in the United States in the first quarter of 1995 totaled 1,138,000. GM passenger-car deliveries totaled 664,000, and truck deliveries totaled 474,000 during the period. (See additional information in "Highlights.")
     Delphi continued to aggressively seek additional non-NAO business worldwide, implement significant cost-reduction initiatives, and pursue the establishment of key business partnerships around the globe. Delphi's non-NAO business increased 18 percent in the first quarter of 1995, compared with the same period last year.

INTERNATIONAL OPERATIONS (IO)
     GM International Operations' net income for the first quarter of 1995 totaled $522 million, compared with $385 million in the same period of 1994.
     The net-profit margin for International Operations was 6.4 percent in the first quarter of 1995, compared with 6.2 percent in the prior-year period.
     Financial performance in the first quarter of 1995 reflects increasing strength in European, Latin American and Asia-Pacific regions, with particularly significant improvements reported in Europe.
     GM's automotive operations in Europe reported net income totaling
$328 million in the first quarter of 1995, compared with $246 million in the same period of 1994.
     For the remainder of GM's International Operations, including Latin American Operations and Asia-Pacific Operations, net income totaled
$194 million in the first quarter of 1995, compared with $139 million in the prior-year period.
     "Our International Operations continue to make significant contributions to the corporation's overall financial strength," Smith said. "Against a backdrop of fiercely increasing competition, GM continues to be successful in the marketplace and in achieving profitability targets.
     "In Western Europe, the Opel/Vauxhall model lineup continued to be the leading passenger-car brand," Smith said. GM vehicle deliveries in Western Europe totaled 448,000 in the first quarter of 1995, up 1.5 percent from the same period last year.
     Total GM vehicle deliveries in Latin America were 113,000 units in the first quarter of 1995, a 13.9 percent increase from the prior-year period.
     Overall deliveries of GM vehicles in the Asia-Pacific region totaled 143,000 units during the first quarter of 1995, up 17.9 percent compared with the first quarter of 1994.
     Worldwide deliveries of the Saab lineup totaled 25,500 in the first quarter of 1995, up 17.0 percent compared with the prior-year period.

GENERAL MOTORS ACCEPTANCE CORPORATION (GMAC)
     GMAC reported first-quarter-1995 net income of $255 million, compared with $217 million in the first quarter of 1994, including the effect of the SFAS No. 112 accounting change. The 1995 results primarily reflect a more-favorable funding mix and increased asset levels, resulting from substantially increased retail leasing volume.

HUGHES ELECTRONICS CORPORATION
     Hughes Electronics Corporation earned $269 million during the first quarter of 1995, or $0.67 per share of GM Class H common stock. That compares with 1994-first-quarter earnings of $282 million, or $0.70 per share, including the effect of the SFAS No. 112 accounting change.
     Hughes' quarterly results reflect increased operating expenses associated with the continued expansion of DIRECTV-Registered Trademark-, and earlier-than-expected GALAXY-Registered Trademark- Satellite transponder sales in the first quarter of 1994.

ELECTRONIC DATA SYSTEMS CORPORATION (EDS)
     EDS reported earnings totaling $197 million for the 1995-first-quarter period, or $0.42 per share of GM Class E common stock. That compares with $172 million earned in the first quarter of 1994, or $0.36 per share.
     EDS performance in the first quarter of 1995 reflects continued growth in non-GM business, which was up more than 36 percent in the period, compared with the first quarter of 1994. The non-GM business accounted for more than 67 percent of EDS' total revenues in the first-quarter-1995 period.

HIGHLIGHTS - Q1 Financial Results
(Dollars in Millions Except
Per Share Amounts)                                          First Quarter
                                                     ------------------------
                                                          1995           1994 (1)
- -----------------------------------                  ---------      ---------
Sales and Revenues
  GM sales(2)                                        $39,450.1      $34,280.7
  GMAC financing revenues                              2,717.4        2,163.0
  Other income                                         1,312.4        1,253.5
  Intersegment transactions                             (194.9)        (201.8)
                                                      --------       --------
    Total                                            $43,285.0      $37,495.4
                                                      --------       --------
Gross Profit Margin Percentage(3)                         19.0%          18.2%
..............................................................................
Pre-Tax Income (Equity Basis)                         $3,002.3       $2,117.3
Effective Tax Rate (3)(4)                                 38.3%          33.3%
..............................................................................
Consolidated Net Income                               $2,154.0         $853.7 (5)
Net Profit Margin Percentage(3)                            5.5%           2.5%
..............................................................................
Earnings Attributable to Common Stocks
  $1-2/3 par value                                    $1,896.3         $610.8 (5)
  Class E                                               $122.4          $92.1
  Class H                                                $63.3          $64.0 (5)
..............................................................................
Earnings Per Share Attributable to Common Stocks
  $1-2/3 par value                                       $2.51          $0.81 (5)
  Class E                                                $0.42          $0.36
  Class H                                                $0.67          $0.70 (5)
...............................................................................
Cash Dividends Per Share of Common Stocks
  $1-2/3 par value                                       $0.20          $0.20
  Class E                                                $0.13          $0.12
  Class H                                                $0.23          $0.20
...............................................................................
Major Business Sector Results
  NAO Income (Loss)                                     $1,058          ($199)(5)
  IO Income (6)                                            522            385
  GMAC Income                                              255            217 (5)
  EDS Earnings                                             197            172
  Hughes Earnings                                          269            282 (5)
  Other Loss (7)                                          (147)            (3)(5)
                                                      --------       --------
Consolidated Net Income (CNI)                           $2,154           $854 (5)
                                                      --------       --------
                                                      --------       --------
CNI Before Accounting Change                            $2,154         $1,612
                                                      --------       --------
                                                      --------       --------

(1) Certain amounts for 1994 were reclassified to conform with 1995 classifications.
(2)  Includes automotive sales:
        NAO                                            $27,450        $24,490
        IO                                              $8,192         $6,161
(3)  Calculated with GMAC on an equity basis.
(4)  Automotive Sector Tax Information:
        NAO Tax Expense                                   $563           $288
        NAO Tax Rate                                      35.4%          37.3%
        IO Tax Expense                                    $348           $203
        IO Tax Rate                                       41.2%          32.0%
(5)  Effective January 1, 1994, GM adopted SFAS No. 112 with an unfavorable cumulative effect of $758.1 million after tax.  On a sector basis the CNI impact was NAO $704.6; GMAC $7.4; Hughes
     $30.4; and Other $15.7.  The impact on earnings attributable to common stocks was $1-2/3 par value common stock $751.3 million
     ($1.05 per share) and Class H $6.8 million ($0.08 per share).
(6)  IO Includes:   GM Europe                             $328           $246
                    Other IO                              $194           $139
(7) Includes NCRS, Power Products and Defense, and purchase accounting adjustments.

HIGHLIGHTS - Q1 Operating Information

                                                     First Quarter
                                              ------------------------
                                                   1995           1994
                                              ---------      ---------
Average Worldwide Employment (in 000s)
  GM                                                520            516
  GMAC                                               17             19
  EDS                                                84             70
  Hughes                                             71             77
  NCRS                                                6              6
                                                    ---            ---
  Average Number of Employees                       698            688
                                                    ---            ---
......................................................................
Worldwide Payrolls ($ Millions)                $8,417.5       $7,826.5
......................................................................
Worldwide Wholesale Sales (Units in 000s)
  United States:   Cars                             850            789
                   Trucks                           540            496
                                                -------        -------
    Total United States                           1,390          1,285
  Other North America                               140            153
                                                -------        -------
      Total North America                         1,530          1,438
  Overseas                                          766            642
                                                -------        -------
        Total All Sources                         2,296          2,080
                                                -------        -------
......................................................................
Unit Deliveries-U.S. (Units in 000s)
  Chevrolet - Cars                                  242            275
            - Trucks                                348            348
  Pontiac                                           145            170
  Buick                                             104            121
  Oldsmobile                                         80            105
  Cadillac                                           36             49
  Saturn                                             63             53
  SAAB                                                7              5
  GMC                                               113            111
                                                -------        -------

        Total Unit Deliveries                     1,138          1,237
                                                -------        -------
......................................................................
  Market Share (% of U.S. Market)
    Cars                                           32.7%          35.1%
    Trucks                                         30.9%          31.2%
    Total                                          32.0%          33.5%
......................................................................
  U.S. Retail/Fleet Mix
    % Fleet Sales - Cars                           27.7%          30.3%
    % Fleet Sales - Trucks                         14.7%          13.2%
    Total Vehicles                                 22.3%          23.8%
......................................................................
  Days Supply of Inventory -- U.S.
  Gross Landed Stock
    Cars                                             90             64
    Trucks                                           78             70
......................................................................
  Capacity Utilization %
  U.S. and Canada (2-shift rated)                  90.5%          82.7%
......................................................................

                                       STATEMENT OF CONSOLIDATED OPERATIONS

                                                    Three Months Ended
                                                         March 31,
                                              ------------------------------
                                                   1995                1994
                                              ------------------------------
                                                   (Dollars in Millions)
Net Sales and Revenues
  Manufactured products                       $37,477.4           $32,798.3
  Financial services                            2,717.4             2,163.0
  Computer systems services                     1,878.3             1,375.5
  Other income                                  1,211.9             1,158.6
                                               --------            --------
    Total Net Sales and Revenues               43,285.0            37,495.4
                                               --------            --------
Costs and Expenses
  Cost of sales and other
    operating charges, exclusive
    of items listed below                      31,951.9            28,004.1
  Selling, general, and
    administrative expenses                     3,097.1             2,704.6
  Interest expense                              1,489.0             1,202.0
  Depreciation of real estate,
    plants, and equipment                       2,031.0             1,696.4
  Amortization of special tools                   868.2               761.0
  Amortization of intangible
    assets                                         50.3                63.9
  Other deductions                                317.8               611.3
                                               --------            --------
    Total Costs and Expenses                   39,805.3            35,043.3
                                               --------            --------
Income before Income Taxes                      3,479.7             2,452.1
United States, foreign, and
  other income taxes                            1,325.7               840.3
                                               --------            --------
Income before cumulative
  effect of accounting change                   2,154.0             1,611.8
Cumulative effect of accounting
  change (Note 1)                                     -              (758.1)
                                               --------            --------
Net Income                                      2,154.0               853.7
Dividends on preference stocks                     72.0                86.8
                                               --------            --------
Income on Common Stocks                        $2,082.0              $766.9
                                               --------            --------
                                               --------            --------


Reference should be made to the Notes to Financial Statements.


                                                         Three Months Ended
                                                              March 31,
                                                   ------------------------------
                                                        1995                1994
                                                   ------------------------------
                                                        (Dollars in Millions
                                                               Except
                                                         Per Share Amounts)
Earnings Attributable to
  Common Stocks
  $1-2/3 par value before cumulative
    effect of accounting change                     $1,896.3            $1,362.1
  Cumulative effect of accounting change (Note 1)          -              (751.3)
                                                     -------             -------
  Net earnings attributable
    to $1-2/3 par value                             $1,896.3              $610.8
                                                     -------             -------
  Net earnings attributable to Class E                $122.4               $92.1
                                                     -------             -------
  Class H before cumulative effect
    of accounting change                               $63.3               $70.8
  Cumulative effect of accounting change (Note 1)          -                (6.8)
                                                     -------             -------
  Net earnings attributable
    to Class H                                         $63.3               $64.0
                                                     -------             -------
Average number of shares of common stocks
  outstanding (in millions)
    $1-2/3 par value                                   752.6               725.3
    Class E                                            300.0               257.9
    Class H                                             94.2                90.6
Earnings Per Share Attributable
  to Common Stocks
  $1-2/3 par value before cumulative
    effect of accounting change                        $2.51               $1.86
  Cumulative effect of accounting change
    (Note 1)                                               -               (1.05)
                                                        ----                ----
  Net earnings attributable to
    $1-2/3 par value                                    2.51               $0.81
                                                        ----                ----
  Net earnings attributable to Class E                  0.42               $0.36
                                                        ----                ----
  Class H before cumulative effect of
    accounting change                                  $0.67               $0.78
  Cumulative effect of accounting change
    (Note 1)                                               -               (0.08)
                                                        ----                ----
  Net earnings attributable to
    Class H                                            $0.67               $0.70
                                                        ----                ----
Cash Dividends Per Share of Common
  Stocks
    $1-2/3 par value                                   $0.20               $0.20
    Class E                                            $0.13               $0.12
    Class H                                            $0.23               $0.20


Reference should be made to the Notes to Financial Statements.

                                                                CONSOLIDATED BALANCE SHEET

                                                   March 31,       Dec. 31,      March 31,
                      ASSETS                            1995           1994           1994
- ------------------------------------------------------------------------------------------
                                                            (Dollars in Millions)
Cash and cash equivalents                          $10,418.9      $10,939.0      $10,710.0
Other marketable securities                          5,602.3        5,136.6        4,756.0
                                                   ---------      ---------      ---------
  Total cash and marketable securities              16,021.2       16,075.6       15,466.0
                                                   ---------      ---------      ---------
Finance receivables - net                           56,768.0       54,077.3       54,104.7
                                                   ---------      ---------      ---------
Accounts and notes receivable (less
  allowances)                                        9,563.6        8,977.8        8,118.4
                                                   ---------      ---------      ---------
Inventories (less allowances)                       11,404.7       10,127.8        9,499.8
                                                   ---------      ---------      ---------
Contracts in process (less advances and
  progress payments)                                 2,647.3        2,265.4        2,540.5
                                                   ---------      ---------      ---------
Net equipment on operating leases (less
  accumulated depreciation)                         21,796.2       20,061.6       14,444.0
                                                   ---------      ---------      ---------
Deferred income taxes                               18,482.6       19,693.3       21,233.5
                                                   ---------      ---------      ---------
Other assets (less allowances)                      21,212.3       20,625.5       19,693.8
                                                   ---------      ---------      ---------
Property
  Real estate, plants, and equipment-at cost        72,166.2       69,807.9       67,456.8
  Less accumulated depreciation                     44,144.4       42,586.4       41,639.0
                                                   ---------      ---------      ---------
    Net real estate, plants, and equipment          28,021.8       27,221.5       25,817.8
  Special tools - at cost (less amortization)        7,556.8        7,559.1        7,727.5
                                                   ---------      ---------      ---------
      Total property                                35,578.6       34,780.6       33,545.3
                                                   ---------      ---------      ---------
Intangible assets - at cost (less
  amortization)                                     12,085.1       11,913.8       13,081.6
                                                   ---------      ---------      ---------

Total Assets                                      $205,559.6     $198,598.7     $191,727.6
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------


Reference should be made to the Notes to Financial Statements.

                                                   March 31,       Dec. 31,       March 31
    LIABILITIES AND STOCKHOLDERS' EQUITY                1995           1994           1994
- ------------------------------------------------------------------------------------------
                                                          (Dollars in Millions Except
                                                              Per Share Amounts)
Liabilities
  Accounts payable                                 $12,147.8      $11,635.0      $10,577.4
  Notes and loans payable                           76,300.9       73,730.2       70,268.9
  United States, foreign, and other income
    taxes - deferred and payable                     3,523.4        2,721.0        3,187.4
  Postretirement benefits other than
    pensions                                        40,408.5       40,018.2       38,063.2
  Pensions                                           6,804.2       14,353.2       21,976.4
  Other liabilities and deferred credits            44,558.3       42,867.3       40,267.8
                                                   ---------      ---------      ---------
      Total Liabilities                            183,743.1      185,324.9      184,341.1
                                                   ---------      ---------      ---------
Stocks Subject to Repurchase                           450.0          450.0          450.0
                                                   ---------      ---------      ---------
Stockholders' Equity
  Preference stocks (Series A Conversion,
    $1.8 in March 1994; Series B 9-1/8%
    Depositary Shares, $1.1; Series C
    Depositary Shares, $0.3; Series D 7.92%
    Depositary Shares, $0.4; and Series G 9.12%
    Depositary Shares, $0.6 in March 1995,
    December 1994, and March 1994)                       2.4            2.4            4.2
  Common stocks
    $1-2/3 par value (issued, 747,629,128,
      754,345,782, and 727,990,373 shares)           1,246.0        1,257.2        1,213.3
    Class E (issued, 442,432,315, 268,125,255,
      and 265,732,085 shares) (Note 2)                  44.2           26.8           26.6
    Class H (issued, 80,236,772, 78,720,022,
      and 76,702,102 shares)                             8.0            7.9            7.7
  Capital surplus (principally additional
    paid-in capital)                                19,244.7       13,149.4       12,558.2
  Net income retained for use in the business
    (accumulated deficit)                            3,661.2        1,785.8       (1,430.2)
                                                   ---------      ---------      ---------
      Subtotal                                      24,206.5       16,229.5       12,379.8
  Minimum pension liability adjustment              (3,548.4)      (3,548.4)      (5,311.2)
  Accumulated foreign currency translation
    adjustments                                        377.4         (100.4)        (417.1)
  Net unrealized gains on investments in
    certain debt and equity securities                 331.0          243.1          285.0
                                                   ---------      ---------      ---------
      Total Stockholders' Equity                    21,366.5       12,823.8        6,936.5
                                                   ---------      ---------      ---------
  Total Liabilities and Stockholders' Equity      $205,559.6     $198,598.7     $191,727.6
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------


Reference should be made to the Notes to Financial Statements.

                                  CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS

                                                           Three Months Ended
                                                                March 31,
                                                         -----------------------
                                                             1995           1994
                                                         -----------------------
                                                          (Dollars in Millions)

Net Cash Provided by Operating Activities                $4,815.4       $1,176.9
                                                         --------       --------
Cash Flows from Investing Activities
  Expenditures for real estate, plants, and
    equipment                                            (1,153.8)        (733.5)
  Expenditures for special tools                           (725.3)        (467.9)
  Other                                                     165.6         (132.1)
    Investments in other marketable securities -
      acquisitions                                       (5,741.1)      (3,971.2)
    Investments in other marketable securities -
      liquidations                                        5,274.7        3,391.5
    Finance receivables - acquisitions                  (42,056.7)     (38,749.1)
    Finance receivables - liquidations                   33,890.5       34,832.8
    Proceeds from sales of finance receivables            6,051.6        3,586.5
    Operating leases - net                               (2,493.9)      (2,056.4)
                                                         --------       --------
      Net Cash Used in
        Investing Activities                             (6,788.4)      (4,299.5)
                                                         --------       --------
Cash Flows from Financing Activities
  Net increase (decrease) in short-term loans payable       360.6         (545.0)
  Increase in long-term debt                              6,167.5        3,876.3
  Decrease in long-term debt                             (4,565.8)      (3,556.3)
  Repurchases of common stocks                             (303.3)             -
  Proceeds from issuing common stocks                       112.0          557.2
  Cash dividends paid to stockholders                      (278.6)        (281.0)
                                                         --------       --------
    Net Cash Provided by
      Financing Activities                                1,492.4           51.2
                                                         --------       --------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents                                               (39.5)          (9.2)
                                                         --------       --------
Net decrease in cash and cash equivalents                  (520.1)      (3,080.5)
Cash and cash equivalents at beginning of
  the period                                             10,939.0       13,790.5
                                                         --------       --------
Cash and cash equivalents at end of the period          $10,418.9      $10,710.0
                                                         --------       --------
                                                         --------       --------

Certain amounts for 1994 have been reclassified to conform with 1995 classifications

Reference should be made to the Notes to Financial Statements.



                                                   NOTES TO FINANCIAL STATEMENTS

Note 1.
  Effective January 1, 1994, the Corporation adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits. The Standard requires accrual of the costs of benefits provided to former or inactive employees after employment, but before retirement. The unfavorable cumulative effect of adopting this Standard, determined on a discounted basis, was $1,220.1 million ($758.1 million after tax), or $751.3 million ($1.05 per share) attributable to $1-2/3 par value common stock and $6.8 million ($0.08 per share) attributable to GM Class H common stock. The non-cash charge is primarily related to GM's extended-disability benefit program in the U.S. which, under the new accounting Standard, will be accrued on a service-driven basis. The ongoing effect was not material in 1994 and is not expected to be material in subsequent periods.

  Also effective January 1, 1994, the Corporation adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which resulted in a $241.0 million after-tax increase in Stockholders' Equity. This Standard requires the recording at fair value of debt securities which are not expected to be held to maturity and equity securities which have a readily determinable fair value. Unrealized gains and losses resulting from changes in fair value are included as a separate component of Stockholders' Equity
The primary effect of this Standard for the Corporation relates to debt securities held by Motors Insurance Corporation and certain equity securities. Marketable securities, other than certain securities held by GMAC and its subsidiaries, are considered available for sale.

Note 2.
  On March 13, 1995, GM contributed to the General Motors Hourly-Rate Employees Pension Plan (Hourly Plan) 173,163,187 shares of Class E common stock, having an aggregate fair market value on such date of $6.3 billion (determined by an independent valuation expert retained by the Trustee). Such contribution was made under the terms of an agreement between GM and the Pension Benefit Guaranty Corporation (the PBGC). Subject to the terms of such agreement, GM will defer the use of the funding credits that would otherwise result from such cash and stock contributions. Consequently, GM will continue to make regular cash contributions to the Hourly Plan over the next several years. The agreement with the PBGC also provides flexibility to GM by granting a release of EDS from liability, if any, under Title IV of ERISA for GM's U.S. pension plans, in the event EDS were to leave the GM control group under certain circumstances. In connection with the contribution of the shares of Class E common stock, the U.S. Department of Labor granted an exemption with respect to, among other things, limits otherwise applicable under ERISA on the amount of Class E common stock that could legally be held by the Hourly Plan.


                                     - 14

             GENERAL MOTORS OPERATIONS WITH GMAC ON AN EQUITY BASIS

  In order to facilitate analysis, the following financial statements present financial data for the Corporation's manufacturing, wholesale marketing, defense, electronics, and computer service operations with the financing and insurance operations reflected on an equity basis. This is the same basis and format used in years prior to GM's adoption of SFAS No. 94, Consolidation of All Majority-owned Subsidiaries.

Statement of
Consolidated Operations                               Three Months Ended
With GMAC on an Equity Basis                               March 31,
                                                   ------------------------
                                                        1995           1994
                                                   ------------------------
                                                     (Dollars in Millions)
Net Sales and Revenues (1)
Manufactured products                              $37,496.6      $32,836.1
Computer systems services                            1,953.5        1,444.6
                                                    --------       --------
Total Net Sales and Revenues                        39,450.1       34,280.7
                                                    --------       --------
Costs and Expenses
Cost of sales and other operating
  charges, exclusive of items
  listed below                                      31,951.6       28,039.5
Selling, general, and
  administrative expenses                            2,632.0        2,365.4
Depreciation of real estate, plants, and
  equipment                                          1,034.8          936.3
Amortization of special tools                          868.2          761.0
Amortization of intangible assets                       37.0           45.2
                                                    --------       --------
Total Costs and Expenses                            36,523.6       32,147.4
                                                    --------       --------
Operating Income                                     2,926.5        2,133.3
Other income less income
  deductions - net                                     373.8          199.1
Interest expense                                      (298.0)        (215.1)
                                                    --------       --------
Income before Income Taxes                           3,002.3        2,117.3
Income taxes                                         1,150.0          704.8
                                                    --------       --------
Income after Income Taxes                            1,852.3        1,412.5
Earnings of nonconsolidated
  affiliates                                           301.7          191.9
                                                    --------       --------
Income before cumulative
  effect of accounting change                        2,154.0        1,604.4
Cumulative effect of accounting
  change (2)                                               -         (750.7)
                                                    --------       --------
Net Income                                          $2,154.0         $853.7
                                                    --------       --------
                                                    --------       --------

(1) Includes sales to nonconsolidated affiliates of $278.6 million and $289.8 million, respectively, including $75.2 million and $69.1 million in computer systems services revenues.
(2 Effective January 1, 1994, the Corporation adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits. Not included is the unfavorable cumulative effect on GMAC earnings of $7.4 million of adopting SFAS No. 112 because the cumulative effect is included in earnings of nonconsolidated affiliates.

Consolidated Balance Sheet
With GMAC on an Equity Basis                  March 31,       Dec. 31,      March 31,
                              ASSETS               1995           1994           1994
                                              ---------------------------------------
                                                      (Dollars in Millions)
Current Assets
Cash and cash equivalents                      $8,913.0       $9,731.4       $8,324.1
Other marketable securities                     1,357.5        1,245.0        1,222.5
                                              ---------      ---------      ---------
Total cash and marketable securities           10,270.5       10,976.4        9,546.6
Accounts and notes receivable
  Trade                                         8,505.1        7,873.1        6,813.0
  Nonconsolidated affiliates                    3,893.8        2,080.4        3,642.1
Inventories                                    11,404.7       10,127.8        9,499.8
Contracts in process                            2,647.3        2,265.4        2,540.5
Prepaid expenses and deferred
  income taxes                                  6,747.8        6,455.6        8,516.5
                                              ---------      ---------      ---------
Total Current Assets                           43,469.2       39,778.7       40,558.5
Equity in Net Assets of
  Nonconsolidated Affiliates                    9,616.5        9,204.3        8,662.7
Deferred Income Taxes                          15,337.3       16,318.6       15,307.9
Other Investments and Miscellaneous
  Assets                                       15,205.0       14,835.5       13,268.1
Property - Net                                 35,474.1       34,661.4       33,436.1
Intangible Assets                              11,628.2       11,536.4       12,743.6
                                              ---------      ---------      ---------
Total Assets                                 $130,730.3     $126,334.9     $123,976.9
                                              ---------      ---------      ---------
                                              ---------      ---------      ---------


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                              $11,205.4      $10,905.0       $9,852.9
Loans payable                                   1,335.2          993.7        1,287.0
Income taxes payable                              847.2          144.7        1,006.5
Accrued liabilities and deferred
  income taxes (including current
  portion of postretirement benefits
  other than pensions)                         27,006.1       26,584.4       23,274.4
Stocks subject to repurchase                      450.0          450.0          450.0
                                              ---------      ---------      ---------
Total Current Liabilities                      40,843.9       39,077.8       35,870.8
Long-Term Debt                                  6,179.7        6,082.3        6,551.1
Payable to GMAC                                 1,392.0        1,212.5        1,414.4
Capitalized Leases                                139.2          136.4          160.5
Postretirement Benefits Other Than
  Pensions                                     37,840.2       37,348.0       35,566.3
Pensions                                        4,243.7       11,223.1       19,973.2
Other Liabilities and Deferred
  Income Taxes                                 17,075.1       16,752.2       16,248.7
Deferred Credits                                1,650.0        1,678.8        1,255.4
Stockholders' Equity                           21,366.5       12,823.8        6,936.5
                                              ---------      ---------      ---------
Total Liabilities and
  Stockholders' Equity                       $130,730.3     $126,334.9     $123,976.9
                                              ---------      ---------      ---------
                                              ---------      ---------      ---------

Condensed Statement of Consolidated Cash Flows             Three Months Ended
With GMAC on an Equity Basis                                    March 31,
                                                         -----------------------
                                                             1995           1994
                                                         -----------------------
                                                          (Dollars in Millions)
Net Cash Provided by (Used in) Operating Activities      $1,552.0        ($610.8)
                                                          -------        -------
Cash Flows from Investing Activities
  Expenditures for real estate, plants,
    and equipment                                        (1,131.3)        (705.0)
  Expenditures for special tools                           (725.3)        (467.9)
  Change in other investing assets
    Investments in other marketable
      securities - acquisitions                          (2,121.9)        (941.3)
    Investments in other marketable
      securities - liquidations                           2,009.4          441.3
  Other                                                    (511.1)         347.4
                                                          -------        -------
      Net Cash Used in Investing Activities              (2,480.2)      (1,325.5)
                                                          -------        -------

Cash Flows from Financing Activities
  Increase in long-term debt                                349.4          364.5
  Decrease in long-term debt                               (252.0)         (31.8)
  Repurchases of common stocks                             (303.3)             -
  Proceeds from issuing common stocks                       112.0          557.2
  Cash dividends paid to stockholders                      (278.6)        (281.0)
  Other                                                     515.5         (103.7)
                                                          -------        -------
    Net Cash Provided by
      Financing Activities                                  143.0          505.2
                                                          -------        -------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                      (33.2)          (7.3)
                                                          -------        -------
Net decrease in cash and
  cash equivalents                                         (818.4)      (1,438.4)
Cash and cash equivalents at beginning of
  the period                                              9,731.4        9,762.5
                                                          -------        -------
Cash and cash equivalents at end of the period           $8,913.0       $8,324.1
                                                          -------        -------
                                                          -------        -------




                                * * * * * * * *

      (c) The following schedule restates quarterly results by sector.

                         GM QUARTERLY RESULTS BY SECTOR
                                  ($ MILLIONS)

                                       1st Qtr        2nd Qtr        3rd Qtr        4th Qtr         1993
NAO/DELPHI                              1993           1993           1993           1993         Cal. Yr.
                                       ------         ------         ------         ------        --------
Revenue                               $22,102        $23,164        $17,501        $23,198        $85,965
Pretax Income                            (294)           183         (2,324)            47         (2,388)
Income Tax/Credit                          86           (106)         1,296             60          1,336
Equity Income                              10             (5)            12             23             40
Acctg. Change
   SFAS 112                                 -              -              -              -              -
                                       ------         ------         ------         ------        -------
Net Income                              ($198)           $72        ($1,016)          $130        ($1,012)
                                       ------         ------         ------         ------        -------
Previously reported
   Net Income                           ($170)          ($33)       ($1,100)          $431          ($872)
                                       ------         ------         ------         ------        -------

IO
Revenue                                $6,338         $6,679         $5,911         $6,014        $24,942
Pretax Income                             376            425            388            205          1,394
Income Tax/Credit                        (149)          (112)            28              5           (228)
Equity Income                            (117)           (10)           (67)            14           (180)
                                       ------         ------         ------         ------        -------
Net Income                               $110           $303           $349           $224           $986
                                       ------         ------         ------         ------        -------
   Memo: Net Income
      GM Europe                            97            100            118            (82)           233
      Other IO                             13            203            231            306            753
Previously reported
   Net Income                            $140           $306           $403           $266         $1,115
                                       ------         ------         ------         ------        -------

Other
Net Income                               ($25)         ($180)          ($66)          $136          ($135)
                                       ------         ------         ------         ------        -------
Previously reported
   Net Income                            ($83)          ($78)          ($36)         ($207)         ($404)
                                       ------         ------         ------         ------        -------

Memo:  Excluding Special Items
NAO/DELPHI
Pretax Income                                                       ($1,142)                      ($1,206)
Income Tax/Credit                                                       390                           430
Equity Income                                                            12                            40
                                                                     ------                       -------
Net Income                                                            ($740)                        ($736)
                                                                     ------                       -------
Previously reported
   Net Income                                                         ($824)                        ($596)
                                                                     ------                       -------

Other
Net Income                                                                            $325            $54
                                                                                    ------        -------
Previously reported
   Net Income                                                                         ($18)         ($215)
                                                                                    ------        -------

                         GM QUARTERLY RESULTS BY SECTOR
                                  ($ MILLIONS)

                                       1st Qtr        2nd Qtr        3rd Qtr        4th Qtr         1994
NAO/DELPHI                              1994           1994           1994           1994         Cal. Yr.
                                       ------         ------         ------         ------        --------
Revenue                               $24,490        $26,277        $20,539        $26,827        $98,133
Pretax Income                             772          1,039           (982)           760          1,589
Income Tax/Credit                        (288)          (433)           604           (151)          (268)
Equity Income                              22             35             15            (11)            61
Acctg. Change
   SFAS 112                              (705)             -              -              -           (705)
                                       ------         ------         ------         ------        -------
Net Income                              ($199)          $641          ($363)          $598           $677
                                       ------         ------         ------         ------        -------
Previously reported
   Net Income                           ($197)          $723          ($328)          $492           $690
                                       ------         ------         ------         ------        -------

IO
Revenue                                $6,161         $7,328         $6,755         $7,842        $28,086
Pretax Income                             634            793            243            561          2,231
Income Tax/Credit                        (203)          (337)           (59)          (218)          (817)
Equity Income                             (46)            48             48            111            161
                                       ------         ------         ------         ------        -------
Net Income                               $385           $504           $232           $454         $1,575
                                       ------         ------         ------         ------        -------
   Memo: Net Income
      GM Europe                           246            283            (14)           180            695
      Other IO                            139            221            246            274            880
Previously reported
   Net Income                            $425           $543           $240           $374         $1,582
                                       ------         ------         ------         ------        -------

Other
Net Income                                ($3)           $98           ($22)         ($215)         ($142)
                                       ------         ------         ------         ------        -------
Previously reported
   Net Income                            ($45)          ($23)          ($65)          ($29)         ($162)
                                       ------         ------         ------         ------        -------

Memo:  Excluding Special Items

NAO/DELPHI
Pretax Income                            $772                                                      $1,589
Income Tax/Credit                        (288)                                                       (268)
Equity Income                              22                                                          61
                                       ------                                                     -------
Net Income                               $506                                                      $1,382
                                       ------                                                     -------
Previously reported
   Net Income                            $511                                                      $1,398
                                       ------                                                     -------

Other
Net Income                                $13                                                       ($126)
                                       ------                                                     -------
Previously reported
   Net Income                            ($29)                                                      ($146)
                                       ------                                                     -------

     (d) On April 24, 1995, GM issued a press release stating the following:

     NEW YORK -- General Motors Corporation today announced that it will begin a tender offer tomorrow, April 25, 1995, to purchase for cash any and all of its outstanding Series B, Series D and Series G preference stock. The offers give shareholders the opportunity to sell their depositary shares at a premium over the prevailing market prices and without the usual transaction cost associated with a market sale.

     GM is making the offers as a means of reducing its dividend requirements and annual administrative expenses associated with servicing holders of these shares.

     "GM believes these tender offers are an effective and prudent use of our cash, given our current financial condition, cash position and net liquidity," said GM Vice President and Treasurer Heidi Kunz.

     The tender offers are being made for the following securities:

     -- 44.3 million outstanding depositary shares, each representing one-fourth of a share of GM Series B 9 1/8% Preference Stock, at a purchase price of $27.50 per share paid in cash. This stock trades on the New York Stock Exchange (NYSE) under the symbol "GM Pr Q";


     -- 15.7 million outstanding depositary shares, each representing one-fourth of a share of GM Series D 7.92% Preference Stock, at a purchase price of $26.375 per share paid in cash. This stock trades on the NYSE under the symbol "GM Pr D";


     -- 23.0 million outstanding depositary shares, each representing one-fourth of a share of GM Series G 9.12% Preference Stock, at a purchase price of $28.25 per share paid in cash. This stock trades on the NYSE under the symbol "GM Pr G."


     Under each offer, depositary shares tendered and purchased by GM will receive the regular first quarter cash dividend payable per depositary share, with a record date of April 3, 1995, to be paid May 1, 1995, but will not receive any dividend declared or paid thereafter by GM nor any accrued dividend.

     The offers are being made only by means of, and under the terms and conditions set forth in GM's Offer to Purchase for Cash, dated April 25, 1995, and related letters of transmittal. Each offer is independent and not conditioned upon any minimum number of depositary shares being tendered. Each offer and withdrawal rights will expire at 12:00 midnight Eastern Time, on May 22, 1995, unless such offer is extended.

     Merrill Lynch & Co. is acting as the dealer manager in connection with the offers. For more information, contact Merrill Lynch, at (212)
236-4565, or Georgeson & Company Inc., the information agent for the offers, at (800) 223-2064.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        GENERAL MOTORS CORPORATION
                                        --------------------------
                                                (Registrant)

Date    April 24, 1995
        --------------
                                        By

                                        /s/ Wallace W. Creek
                                        -------------------------------
                                        (Wallace W. Creek, Comptroller)